UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  May 12, 2013

THERAVANCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 12, 2013, Theravance, Inc. (“Theravance”) entered into a Royalty Participation Agreement (the “Agreement”) with Elan Corporation, plc (“Elan”).

Pursuant to the Agreement, Elan will pay Theravance $1.0 billion to purchase a 21% participation interest in the potential future royalty payments related to BREO™ ELLIPTA™ /RELVAR™ ELLIPTA™, ANORO™ ELLIPTA™, MABA (Bifunctional Muscarinic Antagonist-Beta2 Agonist) monotherapy (GSK961081 or MABA ‘081) and vilanaterol (VI) monotherapy when, as and if received by Theravance under Theravance’s Collaboration Agreement and Strategic Alliance Agreement with Glaxo Group Limited (the “GSK Agreements”).   Neither the GSK Agreements nor any rights under the GSK Agreements are being assigned to Elan.

Theravance’s and Elan’s obligation to consummate the transaction is subject to limited closing conditions, principally, if required by Irish takeover rules, approval of the transaction by Elan shareholders.  Under the terms of the Agreement, Elan has agreed to hold its shareholders’ meeting to consider the transaction within thirty-five days of the public announcement of the Agreement.

The Agreement also contains various representations and warranties, other covenants, indemnification obligations and other provisions that are customary for a transaction of this nature.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Theravance.   Certain representations and warranties in the Agreement were used for the purpose of allocating risk between Theravance and Elan, rather than establishing matters of fact. Accordingly, the representations and warranties in the Agreement may not constitute the actual state of facts about Theravance or Elan.

Item 9.01 Financial Statements and Exhibits.

(d)                   Exhibits.

Exhibit	Description
Exhibit 10.1	Royalty Participation Agreement between Theravance, Inc. and Elan Corporation dated May 12, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: May 16, 2013	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Royalty Participation Agreement between Theravance, Inc. and Elan Corporation